EXHIBIT  99.1  -  Annual  Servicer  Statement  of  Compliance


                        Annual Statement as to Compliance
                   Officer's Certificate Relating to Servicing

                                January 24, 2003


Vanderbilt  Mortgage  and  Finance,  Inc.
500  Alcoa  Trail
Maryville,  Tennessee  37804

JPMorgan  Chase  Bank,  Trustee
4  New  York  Plaza
New  York,  New  York  10004

Re: Annual Statement as to Compliance for Vanderbilt Mortgage and Finance, Inc. Senior/Subordinate Pass-Through Certificates, Series 2002-1: Pooling and Servicing Agreement dated as of May 25, 2002 by and among Vanderbilt Mortgage and Finance, Inc., as Seller and Servicer, Clayton Homes, Inc., as provider of the Limited Guarantee, and JPMorgan Chase Bank, as Trustee (the "Pooling and Servicing Agreement")

I, Amber Krupacs, Executive Vice President and Chief Financial Officer, do hereby certify that I am an authorized officer of Vanderbilt Mortgage and Finance, Inc. ("Servicer"), that (i) I have reviewed the activities for the Servicer during the preceding fiscal year and the performance of the Servicer under the above referenced Pooling and Servicing Agreement which review was made under my supervision and (ii) to the best of my knowledge, and based on such review, the Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement throughout such year.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.


Vanderbilt  Mortgage  and  Finance,  Inc,  as  Servicer

By:      /s/  Amber  Krupacs
        --------------------
        Amber  Krupacs
        Executive  Vice  President  and  Chief  Financial  Officer